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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-57665, 33-58354, 33-58352, 33-59011, and 333-41208) pertaining to the INTERMET Corporation Director's Stock Option Plan, the INTERMET Corporation Key Individual Stock Option Plan, the INTERMET 1997 Director's Stock Option Plan, the INTERMET Corporation Executive Stock Option and Incentive Award Plan, and the INTERMET 2000 Corporation Executive Stock Option and Incentive Award Plan, respectively, of our report dated January 30, 2003, with respect to the consolidated financial statements and schedule of INTERMET Corporation included in the Annual Report on (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP
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Detroit, Michigan
February 25, 2003